UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2014

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191, 1-35591	13-4063515
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective January 22, 2014, Sean Windeatt, the Chief Operating Officer of BGC Partners, Inc. (the “Company”), executed an amended and restated deed of adherence (the “Windeatt Deed”) with BGC Services (Holdings) LLP (the “U.K. Partnership”). Under the Windeatt Deed, Mr. Windeatt’s membership in the U.K. Partnership was extended from a period of three months’ notice to a minimum initial period of up to and including December 31, 2018 (the “Initial Period”). Thereafter the term will be extended automatically for successive one year periods (the “Renewal Period”), unless otherwise agreed. Either party may terminate the Windeatt Deed by giving written notice to the other party at least three months prior to the expiration of the Initial Period or any Renewal Period, in which case Mr. Windeatt’s membership would terminate upon the expiration of the Initial Period or any Renewal Period, as applicable.

Pursuant to the Windeatt Deed, Mr. Windeatt is entitled to certain payments in amounts that are comparable to those that he was paid under his prior deed of adherence, including drawings in the aggregate amount of £375,000 in salary per year (£31,250 per month), which shall be reviewed by the Company’s Compensation Committee annually. Mr. Windeatt is also eligible for additional allocations of the U.K. Partnership’s profits, subject to the approval of the Compensation Committee.

The Windeatt Deed extends the period that Mr. Windeatt may (1) not compete with the U.K. Partnership or its affiliates or solicit clients or counterparties of the U.K. Partnership or any affiliate from six (6) months to a period of eighteen (18) months after his termination, and (2) not solicit members or employees of the U.K. Partnership or any affiliate to leave their employment of or to discontinue the supply of his or her services to the U.K Partnership or any affiliate from a period twelve (12) months to a period of forty-eight (48) months after his termination.

In the event of a change of control of the U.K. Partnership (which will occur if the Company is no longer controlled by Cantor Fitzgerald, L.P. (“Cantor”) or a person or entity controlled by, controlling or under common control with Cantor), the individual or entity that acquires control would have the option to either extend the term of Mr. Windeatt’s membership in the U.K. Partnership for a period of three years from the date the change of control took effect (if the remaining term of the Windeatt Deed at the time of the change of control is less than three years), or to terminate Mr. Windeatt’s membership.

If the membership period is extended, Mr. Windeatt will be entitled to receive an amount equal to his aggregate profit allocation for the most recent full twelve-month financial period (£375,000 in salary and any bonus paid) in addition to any other allocation that Mr. Windeatt would have been entitled to under the Windeatt Deed. In addition, in the event that Mr. Windeatt remains a member in the U.K. Partnership on the second anniversary of the change of control (unless he is not engaged on such date solely as a result of termination by the continuing company under circumstances that constitute a fundamental breach of contract by it) and has not materially breached the Windeatt Deed, Mr. Windeatt will receive an additional payment equal to the payment he received at the time of the change of control.

If Mr. Windeatt’s membership is terminated, he is entitled to receive two times his aggregate profit allocation under the Windeatt Deed for the most recent full financial period in full and final settlement of all claims.

In each case, Mr. Windeatt will receive full vesting and immediate exchangeability of all options, RSUs, LPUs and any other BGC Holdings, L.P. (“BGC Holdings”) partnership units held by Mr. Windeatt at the time of the change of control (but excluding certain units that were are granted solely for the purpose of participation in BGC Holdings quarterly distributions and will be redeemed for zero) into either shares of Company Class A common stock or cash to the extent that any partnership units, such as PLPUs, cannot be exchanged into shares. Mr. Windeatt is also entitled the continuation of benefits (e.g., health insurance) for two years and a pro rata discretionary profit allocation for the year of termination.

In further consideration of his execution of the Windeatt Deed, Mr. Windeatt will be permitted to immediately sell 30% of his Company restricted stock (which totals 85,347 shares), which may be repurchased by the Company.

The foregoing description of the Windeatt Deed does not purport to be complete and is qualified in its entirety by reference to the full text of such document that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1	Amended and Restated Deed of Adherence, dated January 22, 2014, between Sean Windeatt and BGC Services (Holdings) LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: January 28, 2014	By:	/s/ Stephen M. Merkel
	Name:	Stephen M. Merkel
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Form 8-K, dated January 28, 2014, with respect to Sean Windeatt’s Amended and Restated Deed of Adherence]